Exhibit 99-2

Trxade Group (NASDAQ: MEDS) Fourth Quarter 2020 Earnings Call Script

Operator

Good afternoon ladies and gentlemen, thank you for standing by. Welcome to Trxade Group’s Fourth Quarter and Fiscal Year 2020 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. This conference is being recorded today, March 29, 2021, and the earnings press release accompanying this conference call was issued at the close of the market today. The annual report which includes the Company’s results of operations for the fiscal year ended December 31, 2020, was filed with the SEC today. On our call today is Trxade Group’s Founder, Chairman and Chief Executive Officer, Suren Ajjarapu and Howard Doss, its Chief Financial Officer.

The replay of this call and webcast will be available for the next 30 days on the Company’s website under the “Nasdaq MEDS” link. The Company’s website also includes more supporting industry information.

At this time, I would like to turn the call over to Howard Doss, the Company’s Chief Financial Officer. Howard, the floor is yours.

Howard Doss

Thank you, operator, and thank you for joining us today. I would like to welcome you to our Fourth Quarter and Full Year 2020 Financial Results conference call.

Our press release announcing our fourth-quarter and full year financial results was issued after the close of market today and is posted on our website. We have also published a copy of the presentation that accompanies this call and webcast on our website and furnished such press release and presentation to the SEC on Form 8-K.

Statements made on this call and webcast include forward-looking statements. These statements include but are not limited to, our outlook for the Company, and statements that estimate, or project future results of operations, or the performance of the Company, including the potential continued impact of COVID-19 on the Company’s business and results of operations. These statements speak only as of the date hereof and the Company assumes no obligation to revise any forward-looking statements that may be made in today’s press release, call or webcast, except as required by law. These statements do not guarantee future performance and are subject to risks, uncertainties, and assumptions. Please refer to the press release and the risk factors and documents we file with the Securities and Exchange Commission including our most recent annual report on Form 10-K for information on risks uncertainties and assumptions that may cause actual results to differ materially from those set forth in such statements.

In addition, during today’s call and webcast we will discuss both GAAP financial measures and certain non-GAAP financial measures which we believe are useful as supplemental measures of Trxade’s performance. These non-GAAP measures should be considered in addition to and not as a substitute for or in isolation from GAAP results. You can find additional disclosures regarding these non-GAAP measures including reconciliations with comparable GAAP results in our earnings press release.

Unless otherwise stated, all financial comparisons in this call will be to our results for the comparable period of fiscal 2019.

At this time, I would like to turn the call over to Suren Ajjarapu, the Company’s Chief Executive Officer. Suren, the floor is yours.

Suren Ajjarapu

Thank you, Howard.

2020 was a milestone year for our health services IT company as we continued to innovate, grow and expand. Despite the challenges of a global pandemic, we increased revenues by 130% for the year, a testament to our team’s continued innovation, and the development of our breakthrough digital healthcare services IT platform.

Before we do a more detailed walkthrough of financial and operational results for the fourth quarter and 2020 year, for those of you new to the Company, I would like to walk you through who we are and how we are digitalizing the retail pharmacy experience through the optimization of drug procurement, the prescription journey and patient engagement.

Prior to the launch of Trxade, obtaining drug quotes as an independent pharmacy was an extremely laborious and time-inefficient process with no insight or transparency into a fair market price, or what others are paying for the same drug. Traditional wholesalers would provide unfavorable payment terms, slow delivery and create a difficult conundrum for the approximately 21,000 independent pharmacies nationwide.

We identified this market inefficiency as well as the incredible potential in these independent pharmacies, which together maintain approximately $73.7 billion in annual purchasing power, and proceeded to launch Trxade.

We designed, own and operate, a business-to-business web-based marketplace platform, bringing together the nation’s independent pharmacies with accredited national pharmaceutical suppliers to provide a uniquely efficient and transparent buying and selling process. Our platform lets independent pharmacies know that they are receiving a fair price from competing suppliers, on fair payment terms and often with next-day delivery.

We believe this radical price transparency, economies of scale and competition amongst suppliers leads up to a 10% reduction in a pharmacy’s total annual drug purchase costs, with drug-level savings of up to 90% on certain pharmaceutical products. Our platform saves pharmacists from having to manually compare prices across distributors, saving hundreds of hours of unnecessary labor annually and eliminating negative reimbursement, or fulfilling a prescription at a loss.

Our revenue model is simple – we are paid an administrative fee of up to 6 percent of the buying price on generic pharmaceuticals and up to 1 percent on brand pharmaceuticals that pass through our pharmaceutical platform – similar to a PayPal or Visa-like model.

To-date, we have seen incredible success in garnering attention from independent pharmacies nationwide, validating our business model. We currently have approximately 11,800+ registered members on our platform, representing over 50% market penetration into the 21,000 independent pharmacies nationwide.

We have leveraged our significant success since the launch of the aforementioned marketplace platform to move into adjacent, complementary businesses where we can leverage our strong retail pharmacy network and core competency in technology. These include Bonum Health, our telehealth subsidiary, as well as a mail-order pharmacy and Rx Distributor which act as an enabling infrastructure for Bonum Health’s business-to-business and business-to-consumer platform, as well as future business lines we currently have in development.

I am particularly pleased to announce the recent launch of our new subsidiary, MedCheks, which is developing a digital health passport to help facilitate the safe reopening of the global economy. To head this new initiative, we brought on James Ram, an accomplished strategist with leadership experience in the travel, tourism and location-based entertainment industries. Under his lead, the Digital Health Passport we plan to launch will leverage both state-of-the-art encryption and blockchain technology, to conceal all the private health data of users, allowing for the secure exchange of data between a passport holder and verifier. We are evaluating initial roll-out locations internationally and given the pay-per-use model, believe this could be a significant revenue driver in 2021.

During the fourth quarter of 2020 we made progress with our Trxade drug procurement marketplace adding 328 new registered members, for a year-end total of approximately 11,800+ registered members. As we continue to scale exciting new affiliated services, such as our telehealth platform and our digital health passport initiative, we anticipate continued top line growth in the coming year.

Bonum Health, our telehealth subsidiary, made significant strides in the fourth quarter to propel adoption nationwide more rapidly. We signed an exciting partnership with KPH Healthcare services, bringing affordable healthcare to the patients of approximately 100 Kinney Drug retail pharmacies on the East Coast, as well as the more than two million Rx discount card members of Kinney’s sister company, ProAct, Inc., a fully integrated pharmacy benefits manager.

Trxade has multiple subsidiaries that are well positioned within the Business to Business (B2B) and Business to Consumer (B2C) space, to synergistically help realize our vision and work to bridge this gap in healthcare.

Trxade will focus on 3 main deliverables –

The first is Drug Procurement Optimization, so that we can help reduce the cost of medications further. This expands our current offering to include primary vendor contracts and better use of cost minimizing algorithms, with the goal of prompting pharmacies to significantly increase their spend on our platform.

Secondly, Digitalization of Patient Health Services as it relates to prescription journey optimization. Customers via our app are expected to be more involved and better informed on their medications, resulting in enhanced medication adherence.

We intend to create a “smart” prescription much like we created a smarter drug supply chain. This would allow customers to get the right medication, at the right time, at a reduced cost, something that the industry has been struggling to solve effectively.

Thirdly, key to customer care is engagement, and the ability to also offer customers convenient access to providers at all times. Our e-health passport app will house vaccination certificates, and we believe our telehealth and Pharmacy services programs will make us a one stop solution for consumers looking to simplify their healthcare needs.

On the capital markets front, we were proactive throughout the fourth quarter attending two investor conferences, the Virtual Investor Summit and the Diamond Equity Research Emerging Growth Invitational – all with the goal of enhancing broader investor awareness of our company.

To simplify, we intend to bring the doctor and pharmacy into a customer’s home for their non-urgent care inexpensively and instantaneously, an almost end to end solution the industry desperately lacks.

Also, while COVID-19 has made 2020 a challenging year for many, both on a personal and business level, we were lucky in 2020 that the pandemic had only a limited effect on our operations, causing minimal delays in our supply chain, but otherwise not materially negatively affecting any of our operating results, a pattern we currently see continuing into 2021.

I would like to now turn the call over to our Chief Financial Officer, Howard Doss, to walk through some key financial highlights from the fourth quarter of 2020.

Howard Doss – Financial Results

Thank you, Suren.

Let us discuss fourth quarter 2020 results.

Revenues for the fourth quarter of 2020 increased 17.1% to $2 million, compared to revenue of $1.7 million in the same quarter last year. The increase in revenue was primarily due to revenue generated by the Trxade Platform and Trxade Prime.

Gross profit in the fourth quarter of 2020 decreased 90.0% to $0.1 million, or 6.5% of revenues, compared to gross profit of $1.3 million, or 76.5% of revenues, in the same quarter last year. The decrease in gross profit was primarily attributable to higher costs associated with Trxade Prime transactions and inventory write down.

Operating expenses in the fourth quarter of 2020 were $2.4 million, compared to $1.6 million in the same quarter last year. This increase is primarily due to the Loss on Impairment of Goodwill and an increase in employees with our expansion into Business to Consumer (B2C) sales.

Net Loss in the fourth quarter of 2020 was ($2.3) million, or ($0.29) per basic and diluted share outstanding, as a result of a $726,000 Loss on Impairment of Goodwill and a $1,081,000 inventory write down, compared to net loss of ($0.5) million, or ($0.04) per basic and diluted share outstanding, in the same quarter last year.

Adjusted EBITDA, a non-GAAP financial measure, decreased to negative $1.4 million, compared to positive $0.2 million in the same quarter last year.

Let us now discuss fiscal 2020 results.

Revenues for the 2020 year increased 130.3% to $17.1 million, compared to revenue of $7.4 million in 2019. The increase in revenue was due to revenue generated by Trxade Platform, Trxade Prime and Integra Pharma Solutions, our wholly-owned subsidiary, which revenue increased from Personal Protective Equipment (PPE) sales relating to the COVID-19 pandemic.

Gross profit in fiscal 2020 increased 17.2% to $5.7 million, or 33.0% of revenues, compared to gross profit of $4.9 million, or 65.5% of revenues for last year. The decrease in gross profit percentage was primarily attributable to higher costs associated with Trxade Prime and Integra Pharma transactions.

Operating expenses in 2020 were $8.2 million, compared to $4.7 million last year. This increase is primarily due to the Loss on Impairment of Goodwill, an increase in employees with our expansion into business to consumer (B2C) sales, IT initiatives, and non-cash compensation.

Net Loss in 2020 was ($2.5) million, or ($0.33) per basic and diluted share outstanding, compared to net loss of ($0.3) million, or ($0.05) per basic and diluted share outstanding, last year.

Adjusted EBITDA for the year ended 2020 was $0.1 million compared to $0.85 million for the year ended 2019.

Looking at our balance sheet, cash and cash equivalents were $5.9 million as of December 31, 2020, compared with $2.9 million as of December 31, 2019. The increase in cash was due to our fully underwritten offering of equity which closed in February 2020.

We do not currently foresee a need for further capital to support our business. With that, I will turn the call back to Suren for closing remarks.

Suren Ajjarapu – Closing Remarks

Thank you, Howard.

Throughout the year, we continued to drive our business forward, achieving several key milestones in our internal roadmap with a focus on innovation and development, through our various complementary growth opportunities. This is an exciting time for Trxade, and I believe we are better positioned to create sustainable value for our stockholders than at any prior time in the Company’s history.

With that, I will turn it over to the operator to begin the question-and-answer session. Operator?

Operator:

Thank you, sir. We will now begin the question-and-answer session. As a reminder, if you have a question, please press the star followed by the one on your touch tone phone. If you would like to withdraw your question press the star followed by the two and if you are using speaker equipment you will need to lift the handset before making your selection.

Suren Ajjarapu Conclusion after Q&A:

Thank you, Operator. I would also like to thank all of you for joining our earnings conference call. We look forward to continuing to update you on our ongoing progress and growth and speaking with you again on our first quarter 2021 call. If we were unable to answer any of your questions, please reach out to our IR firm, MZ Group, who would be more than happy to assist.

For any of you who may have joined the call-in progress, remember that the replay of this call and webcast will be available for the next 30 days on the Company’s website under the “NASDAQ:MEDS” link and that more information regarding the financial information disclosed on this call and webcast (including a reconciliation of non-GAAP financial information) can be found in our press release which we filed after the close of the market today.